UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

November 17, 2014

Commission File Number	Registrant	State of Incorporation	IRS Employer Identification Number
1-7810	Energen Corporation	Alabama	63-0757759

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326-2700

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23 0.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

Energen Corporation (“Energen”) has partially exercised the accordion feature of its Credit Agreement, dated September 2, 2014, as amended, among Energen, as borrower, Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and the institutions named therein as lenders (the “Credit Agreement”), pursuant to a Commitment Increase Letter, dated November 17, 2014 (the “Commitment Increase Letter”), among Energen, existing lenders and the Agent.

The Commitment Increase Letter increased the total revolving commitments under the Credit Agreement by $500 million, from a total of $1.5 billion to a total of $2 billion. All other terms and conditions of the Credit Agreement remain unchanged.

The preceding summary of the material terms of the Commitment Increase Letter is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Commitment Increase Letter, the text of the Commitment Increase Letter shall control.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Section 9 Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Commitment Increase Letter dated November 17, 2014, by and among Energen Corporation, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the institutions named therein as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGEN CORPORATION

November 18, 2014	By	/S/ CHARLES W. PORTER, JR.
Charles W. Porter, Jr.
Vice President, Chief Financial Officer and Treasurer of Energen Corporation